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NEWS FROM
DANSKIN, INC.'r'


DANKSIN, INC. COMPLETES INCREASE IN EQUITY OF $5.3 MILLION AND
RECEIVES APPROVAL OF NASDAQ SMALL CAP LISTING.


NEW YORK, NY, August 6, 1996 -- Danksin, Inc. (NASDAQ:DANS) today announced that it had completed the sale of $5,000,000 (liquidation value) of 10% Convertible Preferred Stock to The Oppenheimer Bond Fund For Growth, and that Howard D. Cooley, Chairman of the Board, had purchased 100,000 shares of the Company's common stock through exercise of an option at $3.00 per share. The new Convertible Preferred Stock is perpetual, with an initial conversion price of $2.76 per share, and was issued in exchange for $5,000,000 principal amount of 8% Subordinated Convertible Debentures.

The Company also announced that it had received notification from The Nasdaq Stock Market, Inc. that its request to have its common stock listed on the Nasdaq Small Cap Market had been approved.

Danskin, Inc. markets and manufactures women's activewear and dancewear under the Dakskin'r', Shape'r', and Dance France'r' trademarks and legwear under the Danskin'r', Anne Klein'r', Givenchy'r', Round-The-Clock'r' and Christian Dior'r' trademarks. Danskin's Pennaco Hosiery Division is the largest manufacturer of private label hosiery sold in department stores and fine specialty stores nationwide.

                                               Contact:  Beverly Eichel
                                                         Chief Financial Officer
                                                         (212) 930-9157


  111 West 40th Street  New York, NY 10018  Tel 212 764 4630  Fax 212 764 7265

[Danskin Logo]  [Round-the-Clock Logo]  [Dance France Logo]

[Anne Klein Logo]  [ChristianDior Logo]  [Givenchy Logo]

[Custom Collection Logo]  [Shape Active Wear Logo]


                            STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as 'r'.